                                                                   EXHIBIT 10.26

                    ---------------------------------------

                     LIMITED LIABILITY OPERATING AGREEMENT

                                       OF

                           GENXON POWER SYSTEMS, LLC

                      A DELAWARE LIMITED LIABILITY COMPANY



                                OCTOBER 21, 1996

                    ---------------------------------------

                               TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

SECTION 1  DEFINITIONS ....................................................    1

SECTION 2  FORMATION ......................................................    5

       2.1   Formation and Name............................................    5
       2.2   Term..........................................................    6
       2.3   Purpose and Scope.............................................    6
       2.4   Principal Office..............................................    6
       2.5   Delaware Registered Office and Agent for Service of Process...    6
       2.6   Members, Additional Members and Assignees.....................    6
       2.7   Required Documents............................................    7
       2.8   Title to Property.............................................    7

SECTION 3  CAPITALIZATION OF THE COMPANY ..................................    7

       3.1   Members' Interests; Units.....................................    7
       3.2   Capital Commitments...........................................    7
       3.3   Capital Contributions.........................................    8
       3.4   Capital Commitment Termination................................    9
       3.5   Capital Requirements Above $10 million........................    9
       3.6   Remedies for Failure to Fund..................................    9
       3.7   Withdrawal and Return of Capital..............................   10
       3.8   Loans to the Company..........................................   10
       3.9   Interest on Capital...........................................   10
      3.10   Limitation of Liability; Return of Certain Distributions......   10

SECTION 4  ALLOCATION OF PROFITS AND LOSSES ...............................   11

       4.1   Allocations of Profits and Losses.............................   11
       4.2   Modifications to Preserve Underlying Economic Objectives......   13
       4.3   Withholding Taxes.............................................   14

SECTION 5  DISTRIBUTIONS ..................................................   15

       5.1   Tax Distributions.............................................   15
       5.2   Operating Distributions.......................................   15
       5.3   True Up Contribution and Distributions........................   15
       5.4   Liquidating Distributions.....................................   16
       5.5   Distributions upon Withdrawal or Removal......................   16
       5.6   Limitation on Distributions...................................   16
       5.7   Return of Distributions.......................................   16

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
                                                                            ----

SECTION 6  ADMINISTRATIVE PROVISIONS ......................................   16

       6.1   Meetings of Members...........................................   16
       6.2   Board of Managers.............................................   18
       6.3   Meetings of the Board of Managers.............................   19
       6.4   Major Decisions...............................................   20
       6.5   Interested Managers...........................................   21
       6.6   Officers                                                         22
       6.7   Reimbursements................................................   22
       6.8   Reliance by Third Parties.....................................   23
       6.9   Outside Businesses............................................   23
      6.10   Services of Affiliates........................................   24
      6.11   Business Plan, Budget and Financial Reports...................   24
      6.12   Confidentiality...............................................   25
      6.13   Disclosures                                                      25
      6.14   Tax Matters Partner...........................................   25

SECTION 7  TRANSFERS OF COMPANY INTERESTS; WITHDRAWALS AND REMOVALS .......   26

       7.1   General Provisions Regarding Transfers........................   26
       7.2   Withdrawal by a Member........................................   27
       7.3   Removal of a Member...........................................   28
       7.4   Status of Assignees...........................................   28

SECTION 8  DISSOLUTION AND LIQUIDATION ....................................   30

       8.1   Dissolving Events.............................................   30
       8.2   Winding Up of the Company.....................................   30

SECTION 9  LIABILITY PROVISIONS ...........................................   31

       9.1   Liability.....................................................   31
       9.2   Indemnification...............................................   31

SECTION 10  GENERAL PROVISIONS ............................................   32

      10.1   Status Under the Act..........................................   32
      10.2   Entire Agreement..............................................   32
      10.3   Amendments....................................................   32

                                     (ii)

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
                                                                            ----

      10.4   Governing Law.................................................   33
      10.5   Severability..................................................   33
      10.6   Counterparts; Binding upon Members and Assignees..............   33
      10.7   Survival of Rights............................................   34
      10.8   Survival of Obligations.......................................   34
      10.9   No Third Party Beneficiaries..................................   34
     10.10   Notices.......................................................   34
     10.11   Partnership for Tax Purposes Only.............................   35
     10.12   Avoidance of Publicly Traded Partnership Status...............   35
     10.13   Dispute Resolution............................................   36
     10.14   Penalty Provisions............................................   36

    EXHIBIT A           Schedule of Members
    EXHIBIT B-1         CCSI Technology License
    EXHIBIT B-2         WGC Technology License
    EXHIBIT C           Services Agreement
    EXHIBIT D           Supply Agreement

                                     (iii)

        THIS OPERATING AGREEMENT of GENXON Power Systems, LLC, a Delaware limited liability company, is entered into as of October 21, 1996.


                      -----------------------------------

                                   SECTION 1

                                  DEFINITIONS

                      -----------------------------------


     As used in this Agreement:

     ACT shall mean the Delaware Limited Liability Company Act, as amended.

     ADDITIONAL MEMBER shall mean any Person, other than a Substitute Member, admitted to the Company as a Member after the date first above written.

     AFFILIATE shall mean, with respect to any Person, any other Person with regard to which the Person is controlling, controlled or commonly controlled. For purposes of the preceding sentence, "control" shall mean the power to direct the principal business management and activities of a Person, whether through ownership of voting securities, by agreement, or otherwise.

     AGREEMENT shall mean this Operating Agreement of GENXON Power Systems, LLC, a Delaware limited liability company.

     ANCILLARY AGREEMENT shall have the meaning set forth in Section 3.6(c).

     ANNUAL BUDGET shall have the meaning set forth in Section 6.11(b).

     ASSIGNEE shall mean a Person that has acquired an interest in the Company (including, without limitation, a Person that has acquired such interest by means of a Transfer permitted under Section 7), but that has not been admitted as a Member.

     BANKRUPTCY shall, with respect to a Member, have the meaning set forth in
Section 18-304 of the Act.

     BENEFICIAL OWNER shall mean, with respect to a Member, any Person that holds an equity interest in such Member, either directly or indirectly through a nominee or agent or through one or more intervening entities qualifying as partnerships, grantor trusts or S corporations, in each case as determined for Federal income tax purposes.

     BOARD OF MANAGERS shall have the meaning set forth in Section 6.2.

     BUSINESS PLAN shall have the meaning set forth in Section 6.11(a).

     CAPITAL ACCOUNT shall mean, for each Member, a separate account that is:

        (a) Increased by: (i) the amount of such Member's Capital Contribution and (ii) allocations of Profit to such Member pursuant to
Section 4;

        (b) Decreased by: (i) the amount of cash distributed to such Member by the Company, (ii) the fair market value of any other property distributed to such Member by the Company (determined as of the time of distribution, without regard to Section 7701(g) of the Code, and net of liabilities secured by such property that the Member assumes or to which the Member's ownership of the property is subject) and (iii) allocations of Loss to such Member pursuant to
Section 4;

        (c) Revalued in connection with any event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f); and

        (d) Otherwise adjusted so as to conform to the requirements of Sections 704(b) and (c) of the Code and the Treasury Regulations issued thereunder.

     CAPITAL COMMITMENT shall mean, for any Member, the total amount of cash and/or property required to be contributed by such Member to the capital of the Company pursuant to Section 3. The Capital Commitment of a Member shall be set forth on Exhibit A and shall be adjusted as required under this Agreement.

     CAPITAL CONTRIBUTION shall mean, for any Member, the sum of the net amount of cash and the fair market value of any other property (determined as of the time of contribution, without regard to Section 7701(g) of the Code, and net of liabilities secured by such property that the Company assumes or to which the Company's ownership of the property is subject) contributed by such Member to the capital of the Company. The term "capital contribution" (where not capitalized) shall mean any contribution to the capital of the Company valued in accordance with the rules set forth in the preceding sentence.

     CCSI shall mean Catalytica Combustion Systems, Inc., a Delaware company.

     CERTIFICATE OF FORMATION shall mean the Certificate of Formation of the Company filed in the Office of the Secretary of State of Delaware, as such may be amended from time to time in accordance with Section 10.5.

     CLOSE OF BUSINESS shall mean 5:00 p.m., local time, in San Francisco, California.

     CODE shall mean the United States Internal Revenue Code of 1986, as amended.

     COMPANY shall mean GENXON Power Systems, LLC, a Delaware limited liability company.

     DEFAULT shall have the meaning set forth in Section 3.6(c).

     DEFAULTING MEMBER shall have the meaning set forth in Section 3.6.

     FISCAL YEAR shall mean the period from October 1 through September 30 of each year (unless otherwise required by law).

     FAIR MARKET VALUE shall mean the fair market value of the Company's Units as determined by the procedure set forth in Section 7.1(c).

     FUNDING DEFAULT shall have the meaning set forth in Section 3.6.

     GAAP shall mean United States generally accepted accounting principles, consistently applied.

     INDEMNIFIED PERSON shall mean each Member and each equity holder, member, director, officer, employee, or agent of a Member. In addition, "Indemnified Person" shall mean any Member of the Board of Managers, any employee or any agent of the Company to the extent determined by the Board of Managers in their reasonable discretion. A Person that has ceased to hold a position that previously qualified such Person as an Indemnified Person shall be deemed to continue as an Indemnified Person with regard to all matters arising or attributable to the period during which such Person held such position.

     INITIAL UNITS shall have the meaning set forth in Section 3.1.

     INTEREST shall mean a Member's interest in the Company.

     MAJOR DECISIONS shall have the meaning set forth in Section 6.4.

     MAJORITY IN INTEREST OF THE MEMBERS shall mean a group of Members whose aggregate Percentage Interests equal more than 50% of the total Percentage Interests of all the Members as of the time of such determination.

     MANAGEMENT shall mean the executive officers of the Company.

     MATERIAL MISCONDUCT shall mean, with respect to an Indemnified Person, gross negligence, a willful and material breach of this Agreement, fraud, breach of a fiduciary duty arising under this Agreement, or commission of a felony.
For purposes of the preceding sentence: (i) an Indemnified Person that consults with legal counsel, an accountant or other expert in respect of Company affairs shall be deemed to have acted in good faith and without negligence with regard to any action or inaction that is taken in accordance with the advice or opinion of such advisor so long as such advisor was selected with reasonable care; and
(ii) an Indemnified Person's reliance upon the truth and accuracy of any written statement, representation or warranty of a Member shall be deemed to have been reasonable and in good faith absent such Indemnified Person's actual knowledge that such statement, representation or warranty was not, in fact, true and accurate.

     MEMBER shall mean any Person (i) listed on Exhibit A as a Member or (ii) admitted to the Company pursuant to the terms of this Agreement as an Additional Member or a Substitute Member, but only if such Person has not withdrawn or been removed from the Company within the meaning of Section 7.2 or 7.3 or Transferred its entire membership interest to one or more Members and/or Persons admitted to the Company as Substitute Members pursuant to Section 7.4. Without limiting the foregoing, a Member shall not cease to be a Member or lose its non-economic rights in respect of the Company solely by virtue of having transferred to one or more Persons its entire economic interest in the Company. Except where the context requires otherwise, a reference in this Agreement to "the Members" shall mean all of the Members (taken together or acting unanimously, as appropriate).

     MEMBER NONRECOURSE DEDUCTION shall mean an item of loss, expense or deduction attributable to a nonrecourse liability of the Company for which a Member bears the economic risk of loss within the meaning of Treasury Regulation
Section 1.704-2(i).

     MINIMUM GAIN of the Company shall, as provided in Treasury Regulation
Section 1.704-2, mean the total amount of gain the Company would realize for Federal income tax purposes if it disposed of all assets subject to a nonrecourse liability for no consideration other than full satisfaction thereof.

     NONRECOURSE DEDUCTION shall mean an item of loss, expense or deduction (other than a Member Nonrecourse Deduction) attributable to a nonrecourse liability of the Company within the meaning of Treasury Regulation Section 1.704-2(b).

     PERCENTAGE INTEREST shall mean, for each Member, such Members percentage ownership of the Company as determined by dividing the number of Units owned by such Member by the total outstanding Units of the Company.

     PERSON shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, governmental agency, or other entity, whether domestic or foreign.

     PRINCIPAL OFFICE shall have the meaning set forth in Section 2.4.

     PROFITS AND LOSSES shall mean, for any period, the Company's items of income and gain (including, without limitation, items not subject to Federal income tax) as well as items of loss, expense and deduction (including, without limitation, items not deductible, depreciable, amortizable or otherwise excludable from income for Federal income tax purposes), respectively, as determined under Federal income tax principles; provided, however, that Profits and Losses attributable to assets with a book value that differs from tax basis (as determined under Federal income tax rules) shall be determined with regard to such book value in the manner required under Treasury Regulation Section 1.704-1(b).

     SERVICES AGREEMENT shall have the meaning set forth in Section 6.10(b).

     STATE shall mean any constituent state of the United States.

     SUBSTITUTE MEMBER shall mean an Assignee of all or a portion of a Member's interest in the Company that becomes a Member and succeeds, to the extent of the interest assigned, to the rights and powers and becomes subject to the restrictions and liabilities of the assignor Member.

     SUPPLY AGREEMENT shall have the meaning set forth in Section 6.10(c).

     TAX MATTERS PARTNER shall have the meaning set forth in Section 6.14(a).

     TRANSFER shall mean any sale, exchange, transfer, gift, encumbrance, assignment, pledge, mortgage, hypothecation or other disposition, whether voluntary or involuntary.

     TREASURY REGULATION shall mean a regulation issued by the United States Treasury Department and relating to a matter arising under the Code.

     TRUE UP DATE shall mean the earlier of (i) the first date after March 31, 1997 on which additional Capital Contributions are required under Section 3.3(d) or (ii) December 31, 1999.

     UNIT shall mean a unit of interest in the Company.

     UNITED STATES shall mean the United States of America.

     WGC shall mean Woodward Governor Company, a Delaware company.

     WORKING CAPITAL shall mean current assets less current liabilities (excluding deferred revenues associated with order prepayments).


                      -----------------------------------

                                   SECTION 2

                                   FORMATION

                      -----------------------------------


     2.1  FORMATION AND NAME.

          (a) The Members hereby enter into and form the Company as a limited liability company governed by the Act for the limited purpose and scope set forth in this Agreement.

          (b)   The name of the Company shall be "GENXON Power Systems, LLC".

     2.2 TERM. The term of the Company shall commence upon the later of: (i) the filing of the Company's Certificate of Formation with the office of the Delaware Secretary of State or (ii) the execution of this Agreement by two or more Members. Except as specifically provided in Section 8, the existence of the Company shall be perpetual.

     2.3 PURPOSE AND SCOPE. The purpose and scope of the Company shall be to develop and sell products and services to users of out of warranty gas turbines which require reductions in emissions, overhaul or upgrade, and in connection therewith, to develop catalytic combustion systems and associated products, and any other lawful purpose which the Board of Managers may determine in the future.

     2.4 PRINCIPAL OFFICE. The Principal Office initially shall be located at 430 Ferguson Drive, Mountain View, CA 94043, and may thereafter be changed from time to time by a Majority in Interest of the Members.

     2.5 DELAWARE REGISTERED OFFICE AND AGENT FOR SERVICE OF PROCESS. The Company shall maintain a Delaware registered office and agent for service of process as required by the Act. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Managers shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be. If the Board of Managers shall fail to promptly designate a replacement registered agent or file a notice of change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address of the registered office.

     2.6  MEMBERS, ADDITIONAL MEMBERS AND ASSIGNEES.

          (a) Each Person whose name is listed on Exhibit A is hereby admitted as a Member.

          (b) Set forth below the name of each Member on Exhibit A shall be appropriate contact information for such Member (including, without limitation, such Member's mailing address, telephone number, and telecopy number as well as, in the case of a Member that is an entity, the name or title of an individual to whom correspondence should be directed). Each Member shall promptly provide the Company with the contact information required to be set forth for such Member on Exhibit A and shall thereafter promptly notify the Company of any change to such information.

          (c) Additional Members may be admitted to the Company only with the consent of a Majority in Interest of the Members.

          (d)   The Company shall not issue Assignee interests.

          (e)   Notwithstanding Sections 2.6(c) and (d), the provisions of
Section 7 shall apply with regard to the admission of Substitute Members and the Transfer of Assignee interests by Members and Assignees.

     2.7  REQUIRED DOCUMENTS.

          (a) COMPANY DOCUMENTS. The Members shall cause to be executed, filed, recorded, or amended, as necessary, the Certificate of Formation and any other documents required or desirable, as determined by the Board of Managers in their reasonable discretion, to be executed, filed, recorded or amended in connection with the formation, operation or dissolution of the Company pursuant to the laws of the State of Delaware or any other jurisdiction in which the Company's business is conducted. The terms and provisions of each document described in the preceding sentence shall be initially established and shall be amended as necessary to cause such terms and provisions to be consistent with the terms and provisions of this Agreement.

          (b) OTHER DOCUMENTS. The Members shall execute and acknowledge such other documents as may be necessary or desirable, as determined by the Board of Managers in their reasonable discretion, to give effect to the terms of this Agreement.

     2.8 TITLE TO PROPERTY. Title to all Company property shall be held in the name of the Company. No Member shall have any interest in any specific property of the Company. Except as otherwise permitted by this Agreement, no Member shall have the right, and each Member does hereby agree that it shall not seek, to cause a partition of the Company's property whether by court action or otherwise.

                      -----------------------------------

                                   SECTION 3

                         CAPITALIZATION OF THE COMPANY

                      -----------------------------------


     3.1 MEMBERS' INTERESTS; UNITS. The Interests of the Members in the Company shall be represented by Units, as set forth opposite each Member's name on Appendix A, and as adjusted pursuant to the provisions of this Agreement. The Company is authorized to issue up to 200,000 Units. Each Unit shall on the date of this Agreement shall represent $200 in value of Capital Commitments ("Initial Units"). The Initial Units for CCSI shall be 50,000 Units and the Initial Units for WGC shall be 50,000 Units.

     3.2 CAPITAL COMMITMENTS. The Capital Commitment of each Member shall be as set forth opposite such Member's name on Exhibit A, as adjusted under Sections
                                         ---------
3.4 and 3.5 below. Unless provided otherwise in this Agreement, the Capital Commitment installments of each Member to the Company shall be due at such times and in such amounts as are requested by the Board of Managers. To the maximum extent permitted by the Act, no third party shall be entitled to rely on the Capital Commitment obligations set forth herein or to demand that the Board of Managers make any capital call.

     3.3  CAPITAL CONTRIBUTIONS.

          (a) Except as provided in Section 3.3(b)(i) and (iii), all Capital Contributions shall be paid in cash unless agreed otherwise by the contributing Member and the Board of Managers. The capital contribution obligations provided for in this Section 3.3(a) are for the benefit of the Company and the Members.

          (b)   INITIAL CAPITAL CONTRIBUTIONS; TECHNOLOGY LICENSES.

                (i) The initial cash Capital Contribution for CCSI on the date of the Agreement shall be equal to the costs incurred by CCSI, and agreed to by WGC, between January 1, 1996 and August 1, 1996, to develop catalytic combustion systems for the 1.5 MW KHI and PW FT4 gas turbines and any cash or other amounts contributed to the Company (and not previously reimbursed) as of such date.

                (ii) The initial cash Capital Contribution for WGC on the date of this Agreement shall be equal to $2.5 million cash.

                (iii) In addition to the Capital Contributions to be made under paragraphs (i) and (ii) above, CCSI and WGC shall each contribute the technology licenses described in subclauses (A) and (B) below.

                        (A) CCSI shall contribute the technology licensed to the Company pursuant to the terms as substantially set forth in Exhibit B-1
                                                                -----------
hereto (the "CCSI License"). The Members hereby agree that the value of such contribution is equal to $8 million.

                        (B) WGC shall contribute the technology licensed to the Company pursuant to the terms as substantially set forth in Exhibit B-2
                                                                -----------
hereto (the "WGC License"). The Members hereby agree that the value of such contribution is equal to $2 million.

          (c) POST JANUARY 1, 1997 INCREASE TO CAPITAL COMMITMENTS. At such time after January 1, 1997, as the Company's preliminary design of the catalytic combustion system and related controls for the PW FT4 gas turbine is completed in a manner satisfactory to the Board of Managers, CCSI and WGC shall each make a Capital Contribution of $1 million.

          (d) SUBSEQUENT CAPITAL CALLS. Subsequent to the date of the fulfillment of Section 3.3(c), if (i) the Company shall have operated the KHI gas turbine for a cumulative total of one hundred hours, (ii) the Working Capital of the Company is less than $1,000,000 (the "Threshold Funding Level") and (iii) the management of the Company notifies the Board of Managers that its Working Capital is below the Threshold Funding Level, then CCSI and WGC shall be required to make an additional Capital Contribution to the Company. The amount of any such additional Capital Contribution pursuant to this Section 3.3(d) shall be equal to the lesser of (a) $1,000,000 or (b) the aggregate balance of the remaining CCSI and WGC Capital Commitments, respectively. Such additional Capital Contributions shall be made solely by WGC until the aggregate Capital

Contributions of CCSI and WGC are in the ratio of 1:4, respectively, and thereafter shall be made in proportion to the remaining Capital Commitments of the two parties.

     3.4 CAPITAL COMMITMENT TERMINATION. If GENXON is able to conduct its business as directed by the Board of Managers and after a period of five years from the date of this Agreement has not made capital calls which fully utilize the aggregate Capital Commitments of CCSI and WGC then the unutilized Capital Commitments of CCSI and/or WGC as of such date shall terminate.

     3.5 CAPITAL REQUIREMENTS ABOVE $10 MILLION. If, after notification by the President of the Company, the Board of Managers determines that the Company requires capital in excess of CCSI and WGC's initial $10 million of Capital Commitments in order to continue to operate, the Board of Managers shall promptly notify the Members of the Company's excess capital requirements. Each Member shall have the right to contribute its pro rata share of such excess capital requirement, based on relative Percentage Interests, and shall have ten
(10) days from the date it receives such excess capital requirements notice to both notify the Board of Managers of its desire to exercise such right and make such capital contributions as are necessary to exercise such right. If any of the Member's fails to exercise such rights within the ten (10) day period, each exercising Member shall have the right to assume a pro rata portion of such non-exercising Member's share, based on relative Percentage Interests, and shall thereafter have an additional five (5) days to both notify the Board of Managers of its desire to exercise such right and make such capital contributions as are necessary to exercise such right. Members exercising their rights under this Section shall be issued additional Units for their respective contributions to the Company, amounts to be based on the Fair Market Value of Company Units as of the date of the excess capital requirement notice, and the Member's Percentage Interests in the Company shall be adjusted thereafter accordingly. For purposes of the preceding sentence, the Fair Market Value of Units shall be determined under the valuation procedures set forth in Section 7.1(c).

     3.6 REMEDIES FOR FAILURE TO FUND. If any Member defaults on its obligations to make the capital contributions provided for under Sections 3.3, or 3.4 (a "Defaulting Member") and has failed to cure such default within ten
(10) days after the receipt of the initial written funding call (a "Funding Default"), the Company, acting through the non-Defaulting Members' representatives on the Board of Managers, in its discretion may elect (but is not limited to) any one or more of the following alternatives.

          (a) The Company shall issue additional Units upon a Capital Contribution by the Non-Defaulting Members such that the Defaulting Member's Percentage Interest in future Profits and Losses of the Company is reduced to 1%;

          (b) The Company shall receive the right to a perpetual and exclusive license to the technology granted under the CCSI License in the case where CCSI is the Defaulting Member, and to the technology granted under the WGC License in the case where WGC is the Defaulting Member; and

          (c) If a Member fails to make a Capital Contribution such that the Member becomes a Defaulting Member (a "Default"), such Defaulting Member's obligation to sell or otherwise supply any products or services to the Company as may be required under any agreement entered into by the parties in connection with this Agreement (an "Ancillary Agreement") shall continue under the terms of such Ancillary Agreement and shall in no way be affected by such Default. Notwithstanding the foregoing, in the case of a Default by a Member as described by this Section 3.6(c), the obligations of the Company to such Defaulting Member under any Ancillary Agreement shall continue at the discretion of the Board of Managers, as determined by the representatives on the Board of Managers of the non-defaulting Members.

     3.7 WITHDRAWAL AND RETURN OF CAPITAL. No Member may withdraw any portion of its Capital Contribution or Capital Account balance. Except as provided in
Section 5 or 8, no Member shall be entitled to the return of such Member's Capital Contribution or to a distribution in respect of such Member's Capital Account balance.

     3.8 LOANS TO THE COMPANY. No Member shall be required to lend any money to the Company or to guarantee any Company indebtedness.

     3.9 INTEREST ON CAPITAL. No Member shall be entitled to interest on such Member's Capital Contribution or Capital Account balance.

     3.10 LIMITATION OF LIABILITY; RETURN OF CERTAIN DISTRIBUTIONS

          (a) Except as otherwise required by the Act or this Section 3.10, a Member shall have no personal liability for the debts and obligations of the Company and shall not be required to return any distributions received from the Company. Without limiting the foregoing, the failure to observe any formalities relating to the management or administration of the Company shall not be grounds for imposing upon any Member personal liability to third parties for the Company's debts and obligations.

          (b) A Member that receives a distribution (i) in violation of this Agreement or (ii) that is required to be returned to the Company under the Act shall return such distribution immediately upon demand therefor by any Member.

          (c) The Company may, in its sole and absolute discretion, elect to withhold from any distributions otherwise payable to a Member amounts due to the Company from such Member.

          (d) Nothing in this Section 3.10 shall be applied to release any Member from (i) its obligation to make capital contributions pursuant to this
Section 3 or other payments specifically required under this Agreement or (ii) its obligations pursuant to any relationship between the Company and such Member acting in a capacity other than as a Member (including, for example, as a borrower or independent contractor).

                      -----------------------------------

                                   SECTION 4

                        ALLOCATION OF PROFITS AND LOSSES

                      ----------------------------------

     4.1  ALLOCATIONS OF PROFITS AND LOSSES.

          (a) GENERAL. Except as otherwise provided in this Section 4.1, Profits and Losses of the Company shall be allocated as follows:

                (i)     Profits shall be allocated:

                        (A) First, as necessary to offset in reverse order any items of Loss allocated pursuant to Section 4.1(b)(i) and not previously offset under this Section 4.1(a)(i)(A);

                        (B) Next, as necessary to offset in reverse order any items of Loss allocated pursuant to Section 4.1(a)(ii) and not previously offset under this Section 4.1(a)(i)(B); and

                        (C) Thereafter, to CCSI and WGC in proportion to their respective Percentage Interests.

                (ii)    Losses shall be allocated:

                        (A) First, as necessary to offset in reverse order any items of Profit allocated pursuant to Section 4.1(b)(ii) and not previously offset under this Section 4.1(a)(ii)(A); and

                        (B) First, as necessary to offset in reverse order any items of Profit allocated pursuant to Section 4.1(a)(i) and not previously offset under this Section 4.1(a)(ii)(B); and

                        (C) Thereafter, to CCSI and WGC in proportion to their respective Percentage Interests.

          (b) PRE- TRUE UP DATE ALLOCATIONS. Notwithstanding Section 4.1(a), prior to the True Up Date Losses and Profits of the Company shall be allocated as follows.

                (i)     Losses shall be allocated:

                        (A) First, to CCSI and WGC in proportion to their respective Percentage Interests until the Capital Account balance of WGC is equal to zero;

                        (B) Next, to CCSI until its Capital Account balance is equal to (x) the aggregate cash Capital Contributions of CCSI minus (y) 25% of the aggregate cash Capital Contributions of WGC; and

                        (C)     Thereafter, 100% to WGC.

                (ii)    Profits shall be allocated:

                        (A) First, as necessary to offset in reverse order any items of Loss allocated pursuant to Section 4.1(b)(i) and not previously offset under this Section 4.1(b)(ii)(A); and

                         (B)    Thereafter, to CCSI and WGC in proportion to
their respective Percentage Interests.

          (c) MEMBER NONRECOURSE DEDUCTIONS. In accordance with the provisions of Treasury Regulation Section 1.704-2(i), each item of Member Nonrecourse Deduction shall be allocated among the Members in proportion to the economic risk of loss that the Members bear with respect to the nonrecourse liability of the Company to which such item of Member Nonrecourse Deduction is attributable.

          (d) EXCESS LOSSES OTHERWISE ALLOCABLE TO A MEMBER. If and to the extent that any items of net Loss otherwise allocable to a Member under Section 4.1(a) or (b) would create a negative balance in the Capital Account of such Member (or increase the amount by which such Capital Account balance is negative), the items shall not be allocated to such Member pursuant to Section 4.1(a) or (b), as applicable, but shall instead be allocated as follows:

                (i) First, to the Members as a group, in proportion to their respective positive Capital Account balances, until the Capital Account balance of each Member has been reduced to (but not less than) zero; and

                (ii) Next, to the Members as a group in proportion to their respective Percentage Interests.

To the extent that there have been allocations of Loss away from a Member under this Section 4.1(d) that have not subsequently been reversed pursuant to this sentence or Section 4.1(i), the next available items of Profit otherwise allocable to such Member pursuant to Section 4.1(a) or (b), as applicable, shall be allocated to the Members to whom such items of Loss had been allocated under this Section 4.1(d) so as to first offset in reverse order such allocations of Loss.

          (e) BOOK - TAX ACCOUNTING DISPARITIES. Solely for Federal income tax purposes, if Company property is reflected in the Capital Accounts of the Members at a book value (i.e., the property's basis for purposes of determining Profit and Loss with respect thereto as determined in accordance with the principles set forth in the definition of Profits and Losses in Section 1) that differs from the adjusted tax basis of such property, allocations of depreciation, amortization, income, gain or loss with respect to such property shall be made among the Members in a manner which takes such difference into account in accordance with Section 704(c) of the Code and Section 1.704-3(b) of the Treasury Regulations issued thereunder. The Members shall, within 30 days after the date first above written, agree upon an equitable method that complies with the requirements of Section 704(c) of the Code to allocate actual and/or constructive amortization deductions attributable to property contributed by the Members to the Company in connection with the Company's formation.

          (f) ADJUSTMENT TO CAPITAL ACCOUNTS FOR DISTRIBUTIONS OF PROPERTY. If property distributed in kind is reflected in the Capital Accounts of the Members at a book value (i.e., the property's basis for purposes of determining Profit and Loss with respect thereto as determined in accordance with the principles set forth in the definition of Profits and Losses in Section 1) that differs from the Fair Market Value of the property at the time of distribution, the difference shall be treated as Profit or Loss on the sale of the property and shall be allocated among the Members in accordance with the provisions of this
Section 4.1.

          (g) ALLOCATIONS IN EVENT OF TRANSFER. If an interest in the Company is Transferred in accordance with this Agreement, allocations of Profits and Losses as between the transferor and transferee shall be made pursuant to any method chosen by the Board of Managers that is permitted under Section 706 of the Code.

          (h) TAX ALLOCATIONS. Taking into account the requirements of Section 4.1(e), items of Company income, gain, loss, deduction or credit recognized for Federal income tax purposes shall be allocated among the Members for Federal income tax purposes in a manner that is consistent with the requirements of the Code and the Treasury Regulations.

          (i) REALLOCATION OF CERTAIN LOSSES. To the extent that: (i) Losses which otherwise would have been allocated to a Member under this Section 4.1 were allocated to one or more other Members under Section 4.1(d); (ii) such allocation has not been reversed pursuant to the subsequent operation of Section 4.1(d) or this Section 4.1(i); and (iii) the Member thereafter returns a distributed amount as required under Section 3.7 or otherwise makes a contribution to the capital of the Company, the Capital Accounts of the Members shall be adjusted in connection with such return or contribution (to the extent of the value thereof) to effect a reallocation of such Losses to the Member.

     4.2  MODIFICATIONS TO PRESERVE UNDERLYING ECONOMIC OBJECTIVES.

          (a) CHANGE IN LAW. If, in the opinion of counsel to the Company, there is a change in the Federal income tax law (including the Code as well as the Treasury Regulations, rulings, and administrative practices thereunder) which makes it necessary or prudent to modify the allocation provisions of this
Section 4 in order to preserve the underlying economic objectives of the Members as reflected in this Agreement, the Members shall make the minimum modification necessary to achieve such purpose.

          (b) BORROWING. In the event the Company borrows money or property, the Members shall modify the allocation provisions of this Section 4 to the minimum extent necessary to ensure that allocations relating to such borrowing are respected for Federal income tax purposes while, to the maximum extent possible, preserving the underlying economic objectives of the Members as reflected in this Agreement.

          (c) SECTION 754 ELECTION. In the event the Company makes an election to adjust the basis of the Company's assets under Section 754 of the Code, the Members shall modify the allocation provisions of this Section 4 to the minimum extent necessary to ensure that subsequent allocations relating to such adjusted basis are respected for Federal income tax purposes while, to the maximum extent possible, preserving the underlying economic objectives of the Members as reflected in this Agreement.

     4.3  WITHHOLDING TAXES.

          (a) The Company shall withhold taxes from distributions to, and allocations among, the Members to the extent required by law (as determined by the Members in their reasonable discretion). Except as otherwise provided in this Section 4.3, any amount so withheld by the Company with regard to a Member shall be treated for purposes of this Agreement as an amount actually distributed to such Member pursuant to Section 5.1(a). An amount shall be considered withheld by the Company if, and at the time, remitted to a governmental agency without regard to whether such remittance occurs at the same time as the distribution or allocation to which it relates; provided, however, that an amount actually withheld from a specific distribution or designated by the Members as withheld from a specific allocation shall be treated as if distributed at the time such distribution or allocation occurs.

          (b) To the extent that operation of Section 4.3(a) would create a negative balance in a Member's Capital Account or increase the amount by which such Capital Account balance is negative (in each case determined as if, immediately prior to the deemed distribution of the withheld amount, all of the Company's assets had been valued pursuant to Section 7.1(c) and any previously unallocated Profits or Losses allocated pursuant to this Section 4), the amount of the deemed distribution shall instead be treated as a loan by the Company to such Member, which loan shall be payable upon demand by the Members and shall bear interest at a floating rate equal to the prime rate as announced from time to time by the Bank, compounded daily.

          (c) Each Member hereby agrees to indemnify the Company and the other Members for any liability they may incur for failure to properly withhold taxes in respect of such Member; moreover, each Member hereby agrees that neither the Company nor any other Member shall be liable for any excess taxes withheld in respect of such Member's interest in the Company and that, in the event of overwithholding, a Member's sole recourse shall be to apply for a refund from the appropriate governmental authority.

          (d) Taxes withheld by third parties from payments to the Company shall be treated as if withheld by the Company for purposes of this Section 4.3. Such withholding shall be deemed to have been made in respect of all the Members in proportion to their respective allocative shares under Section 4.1 of the underlying items of Profit to which such third party payments are attributable unless, and to the extent that, the Members select a different apportionment method in respect of a specific withholding tax following a determination by the Members in their reasonable discretion that such method is necessary, in light of the nature of such tax, to achieve a fair and equitable apportionment among the Members. In the event that the Company receives a refund of taxes previously withheld by a third party from one or more payments to the Company, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Members to offset the prior operation of this
Section 4.3(d) in respect of such withheld taxes.

                      -----------------------------------

                                   SECTION 5

                                 DISTRIBUTIONS

                      -----------------------------------

     5.1  TAX DISTRIBUTIONS.

          (a) The Company shall distribute to each Member, not later than ninety (90) days after the close of each Fiscal Year, an amount of cash equal to the product of: (x) the Tax Rate and (y) the net taxable income and gain allocated to such Member for such Fiscal Year (as shown on the Company's Federal income tax return). For purposes of this Agreement, "Tax Rate" shall mean the highest blended Federal and appropriate state for the Members marginal statutory income tax rate (determined for the fiscal year in question without regard to phaseouts of deductions or similar adjustments) applicable to ordinary income recognized by a corporation resident in such states.

          (b) Solely for purposes of determining whether the Company has satisfied its distribution obligation under Section 5.1(a), all cash distributions made during a Fiscal Year shall be treated as tax distributions made pursuant to Section 5.1(a) in respect of such Fiscal Year except to the extent that such distributions were required to satisfy the obligations of the Company under Section 5.1(a) in respect of one or more prior Fiscal Years and the Company shall not be obligated to make a Tax Distribution for any Fiscal Year in which the Company's taxable income for such period does not exceed $250,000.

     5.2 OPERATING DISTRIBUTIONS. Subject to Section 5.7, operating distributions of cash or property shall be made at such times and in such amounts as shall be determined by the Board of Managers. Each operating distribution shall be made to the Members in proportion to their respective positive Capital Account balances, except that a Member may elect to forego some or all of its share of any distribution. No Member shall be entitled to a pro rata portion of any particular asset of the Company distributed in kind, and the Board of Managers may require a Member to accept more than such Member's pro rata portion of any particular asset distributed.

     5.3 TRUE UP CONTRIBUTION AND DISTRIBUTIONS. Immediately following the True Up Date, if the aggregate cash Capital Contributions of CCSI and WGC, respectively, are not in the ratio of 1:4, WGC shall make sufficient additional cash Capital Contributions to permit GENXON to make, and GENXON shall make, a capital distribution from CCSI's Capital Account to CCSI in order to achieve such ratio (i.e. True Up).

     5.4 LIQUIDATING DISTRIBUTIONS. Notwithstanding Sections 5.1, 5.2 and 5.3, cash and property of the Company available for distribution upon the dissolution of the Company (including cash or property received upon the sale or other disposition of assets in anticipation of or in connection with such dissolution) shall be distributed in accordance with Section 8.2.

     5.5 DISTRIBUTIONS UPON WITHDRAWAL OR REMOVAL. A withdrawn or removed Member shall not be entitled to receive any distribution under Section 18-604 of the Act or otherwise in connection with such withdrawal or removal, except as provided in Section 7.3 or as may be determined in the discretion of the Board of Managers.

     5.6 LIMITATION ON DISTRIBUTIONS. No distribution shall be made to a Member to the extent that such distribution would be in violation of the Act, would render the Company insolvent, would render the receiving Member liable for a return of such distribution under the Act, or to the extent that such distribution would exceed the amount of the Member's positive Capital Account balance determined as if, immediately prior to such distribution, all of the Company's assets had been sold for fair market value (as determined in accordance with Section 7701(g) of the Code), and the Profit and Loss attributable thereto had been allocated among the Members in accordance with
Section 4.1.

     5.7 RETURN OF DISTRIBUTIONS. Any Member receiving a distribution in violation of the terms of this Agreement shall return such distribution (or cash equal to the net fair value of any property so distributed, determined as of the date of the distribution) promptly following the Member's receipt of a request therefor from the Board of Managers. The obligation of a Member to return a distribution may be compromised upon the approval of the Board of Managers. The obligations to return distributions provided for in this Section 5.7 are for the benefit of the Company and the Members; to the maximum extent permitted by the Act. No third party shall be entitled to rely on the obligations to return distributions set forth herein or to demand that the Board of Managers make any request for any such return.

                      -----------------------------------

                                   SECTION 6

                           ADMINISTRATIVE PROVISIONS

                      -----------------------------------

     6.1  MEETINGS OF MEMBERS.

          (a) Annual meetings of the Members shall be held at such time in such place or places as the Board of Managers may determine. Special meetings of the Members, as provided in Section 6.1(c), may be called by any Member.

          (b) Members shall be entitled to receive notice of and to attend all meetings of the Members of the Company. At any such meeting each Member shall have one vote for each Unit held by such Member.

          (c) The Company shall deliver, by mail or telecopy written notice stating the date, time and place of any meeting of Members and, in the case of a special Members' meeting or when otherwise required by law, a description of the purposes for which the meeting is called, to each Member of record entitled to vote at the meeting, at such address as appears in the records of the Company, such notice to be mailed at least seven (7) days, but not more than sixty (60) days, before the date and time of the meeting. A Member may waive notice of any meeting, before or after the date of the meeting, by delivering a signed waiver to the Company for inclusion in the minutes of the Company. A Member's attendance at any meeting, in person or by proxy: (i) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

          (d) The record date for the purpose of determining the Members entitled to notice of a Members' meeting, for demanding a special meeting, for voting or for taking any other action shall be the seventh (7th) day prior to the date of the notice of such meeting or other action.

          (e) A Member may appoint a proxy to vote or otherwise act for the Member pursuant to a written appointment form executed by the Member or the Member's duly authorized attorney-in-fact. An appointment of a proxy is effective when received by the Board of Managers. The general proxy of a fiduciary is given the same effect as the general proxy of any other Member. A proxy appointment is valid for eleven (11) months unless otherwise expressly stated in the appointment form.

          (f) At any meeting of Members, the presence of Members constituting a Majority in Interest of the Members shall constitute a quorum. Action on a matter is approved if it receives approval from a Majority in Interest of the Members or such greater number as may be required by law or the for the particular matter under consideration.

          (g) Whenever Members of the Company are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members who hold the voting interests having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all of the Members entitled to vote therein were present and voted and shall be delivered to the office of the Company by hand or by certified or registered mail, return receipt requested. Notice of the taking of action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing but who would have been entitled to vote thereon had such action been taken at a meeting.

          (h) Any or all Members may participate in any annual or special Members' meeting by means of conference telephone or similar communications equipment by means of which all Members participating may simultaneously hear each other during the meeting. A Member so participating is deemed to be present in person at the meeting.

          (i) At any annual or special Members' meeting, the Members shall appoint a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute books of the Company.

     6.2  BOARD OF MANAGERS.

          (a) All powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a board of managers (the "Board of Managers"), unless otherwise provided in the Act, the Certificate of Formation or this Agreement. The Board of Managers shall, until the first anniversary of this Agreement, be comprised of six members, three of whom shall be the nominees of CCSI and three of whom shall be the nominees of WGC, thereafter the Board of Managers shall be comprised of four members, two of whom shall be the nominees of CCSI and two of whom shall be the nominees of WGC. One member of the Board of Managers shall be elected annually as Chairman and shall be responsible for administering the affairs of the Board of Managers. The Chairman shall rotate annually between the CCSI and WGC representatives.

          (b) Each of the Members holding Units will take such actions as may be necessary and appropriate, including without limitation the voting of the Units held or controlled by such Member, to elect as members of the Board of
Managers:

                (i)     the individuals designated in writing by CCSI to WGC;
and

                (ii)    the individuals designated in writing by WGC to CCSI.

Each of CCSI and WGC will take such actions as may be necessary and appropriate, including without limitation the voting of the Units held by such Member, to (i) remove as members of the Board of Managers, upon written notice from CCSI to WGC, any member of the Board of Managers designated by CCSI pursuant to Section 6.2(b)(i) and (ii) remove as members of the Board of Managers, upon written notice from WGC to CCSI, any member of the Board of Managers designated by WGC pursuant to Section 6.2(b)(ii). In the event of a vacancy on the Board of Managers of a member appointed pursuant to Section 6.2(b)(i), CCSI will have the immediate right to designate a successor to fill that vacancy and, in the event of a vacancy on the Board of Managers of a member appointed pursuant to Section 6.2(b)(ii), WGC will have the immediate right to designate a successor to fill that vacancy. In such event, each of CCSI and WGC will immediately take all necessary action, including, without limitation, the voting of the Units held or controlled by them, to cause such designees to be elected.

          (c) Each member of the Board of Managers shall be elected by the Members and shall serve until a successor is appointed and qualifies. Members of the Board of Managers may resign at any time by giving written notice to the Company and the Board of Managers and such resignation shall be effective at the time such notice is given or, if a later date is provided in the notice, on such later date. Acceptance of such notice by the Members is not required to make the resignation effective.

          (d)   The initial members of the Board of Managers shall be:

                CCSI designees:  Ricardo B. Levy
                                 Dennis A. Orwig
                                 Lawrence W. Briscoe

                WGC designees:   John A. Halbrook
                                 Stephen P. Carter
                                 Terry A. Shetler

          (e) Notwithstanding the foregoing provisions of Sections 6.2(a), (b) and (c), in the event of a default by a Member under Section 3.6 as a result of which such Defaulting Member's Percentage Interest in Future Profits and Losses of the Company is reduced to 1%, then thereafter (i) if such Defaulting Member is CCSI all members of the Board of Managers shall be nominated by WGC and (ii) if such Defaulting Member is WGC all members of the Board of Managers shall be nominated by CCSI.

          (f) Each Member hereby agrees that any member of the Board of Managers may, without violating any fiduciary duty, duty of loyalty or duty of care owed by such member to the Company or any Member, vote or abstain from the vote on any matter involving one or more of the Members or members of the Board of Managers or a contract or other transaction between the Company and any other Person in which one or more of the Members or members of the Board of Managers are managers, directors or officers or have a substantial financial interest.

     6.3  MEETINGS OF THE BOARD OF MANAGERS.

          (a) The first meeting of the Board of Managers shall be held at such time and place as shall be fixed by the vote of the Members and no notice of such meeting shall be necessary to the newly elected managers in order to legally constitute the meeting, provided a quorum shall be present. In the event of the failure of the Members to fix the time or place of such first meeting of the newly elected Board of Managers, or in the event such meeting is not held at the time and place so fixed by the Members, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Managers, or as shall be specified in a written waiver signed by all members of the Board of Managers.

          (b) Regular meetings of the Board of Managers may be held without notice at such time and such place as from time to time shall be determined by the Board of Managers, but in any event shall be held at least annually.

          (c) Special meetings of the Board of Managers may be called by the president or any Member on two hours notice to each member of the Board of Managers, either personally or by mail, electronic mail, by telegram or by facsimile.

          (d) At all meetings of the Board of Managers an equal number of representatives of CCSI and WGC (which could be one representative of each of CCSI and WGC) shall constitute a quorum for the transaction of business and the act of a majority of the Board of Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers. If there is an unequal number of representatives present, one or more representative may abstain so as to create any equal number.

          (e) Unless otherwise restricted by the Certificate of Formation or this Agreement, any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all members of the Board of Managers consent thereto in writing and the writing or writings are filed with the minutes of the Company.

          (f) Unless otherwise restricted by the Certificate of Formation or this Agreement, members of the Board of Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

     6.4 MAJOR DECISIONS. No act shall be taken, or sum expended, or obligation incurred by any member of the Board of Managers or any officer of the Company with respect to any matters within the scope of any of the major decisions affecting the Company as set out below (the "Major Decisions"), unless such Major Decision has been approved in concept and all the essential terms and conditions approved by the Board of Managers. The Major Decisions shall be the following:

          (a) making, executing or delivering any promissory note, deed of trust or mortgage, or otherwise incurring indebtedness (absolute or contingent);

          (b) acquiring, purchasing or agreeing to acquire or purchase any real estate or any other assets (tangible or intangible) unless such item is specifically contemplated by an Annual Budget, or is within the discretionary spending level, approved by the Board of Managers;

          (c) making an assignment for the benefit of creditors or filing a voluntary petition under applicable Bankruptcy laws;

          (d) approving disbursements to be made on behalf of the Company unless such item is specifically contemplated by an Annual Budget or is within the discretionary spending level, approved by the Board of Managers;

          (e) appointing and determining the remuneration of any employee of the Company unless such employee's annual compensation is less than $100,000 or such compensation is specifically contemplated by an Annual Budget approved by the Board of Managers;

          (f) selling any assets of the Company (tangible or intangible) except goods and services in the ordinary course of business;

          (g) conducting any other transaction which is not set forth in the Company's Annual Budget approved by the Board of Managers or otherwise outside the normal course of business;

          (h) determining the amount, manner of payment and date of any distributions to be made to the Members;

          (i) establishing additional bank accounts, provided that the President shall be authorized to establish initial bank accounts upon formation; and

          (j) increasing the number of Units which the Company shall be authorized to issue.


     6.5  INTERESTED MANAGERS.

          (a) No contract or other transaction between the Company and one or more of the Members or members of the Board of Managers or between the Company and any other Person in which one or more of the Members or members of the Board of Managers are managers, directors or officers or have a substantial financial interest, shall be either void or voidable for this reason alone or by reason alone that such Member or member of the Board of Managers were present at a meeting of the Members or the Board of Managers which approved such contract or transaction, or that his or her or their votes were counted for such purposes:

                (i) if the material facts as to such Person's interest in such contract or transaction and as to any such common managership, directorship, officership or financial interest are disclosed in good faith or known to the other members of the Board of Managers, and the Board of Managers approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested member of the Board of Managers or, if the votes of the disinterested members of the Board of Managers are insufficient to constitute an act of the Board of Managers pursuant to the terms hereof, by unanimous vote of the disinterested members of the Board of Managers, as the case may be; or

               (ii) if the material facts as to such Person's interest in such contract or transaction and as to any such common managership, directorship, officership or financial interest are disclosed in good faith or known to the Members entitled to vote thereon, and such contract or transaction is approved by the unanimous vote of the Members entitled to vote thereon.

          (b) Common or interested members of the Board of Managers or Members may be counted in determining the presence of a quorum at a meeting of the Board of Managers or Members that approves any such contract or transaction.

     6.6  OFFICERS.

          (a) The day-to-day operations of the Company shall be under the control of the officers of the Company duly appointed from time to time by the Board of Managers, subject to the supervision and direction of the Board of Managers. The officers of the Company, if deemed necessary by the Board of Managers, shall include a president, one or more vice-presidents, a treasurer and a secretary and such other officers as the Board of Managers may from time to time consider appropriate. Such officers shall exercise such duties as customarily pertain to such offices as determined by the Board of Managers.

          (b) The officers of the Company shall hold office until their successors are chosen by the Board of Managers and qualify. Any officer may be removed at any time by the Board of Managers. Any vacancy occurring in any office of the Company shall be filled by the Board of Managers.

          (c) Any officer of the Company may be an employee of a Member or a Member of the Board of Managers.

     6.7  REIMBURSEMENTS.

          (a) The Company shall reimburse the Members for all ordinary and necessary out-of-pocket expenses incurred by the Members on behalf of the Company, including the reasonable legal costs and expenses incurred by CCSI and WGC in connection with the formation of the Company. The Board of Managers shall determine which other expenses may be reimbursed to a Member and the amount of such expenses.

          (b) Expenses incurred prior to the date of this Agreement shall be reimbursed as follows:

                (i) To the extent CCSI and WGC have made expenditures to develop the market for the 1.5 MW KHI and PW FT4 retrofits, subsequent to August 1, 1996, such expenditures shall be appropriately verified and reimbursed by the Company.

                (ii) At such time as the Company achieves successful startup of the 1.5MW KHI gas turbine with a catalytic combustion system, CCSI shall be reimbursed for $500,000 of the expenses it incurred, and WGC shall be reimbursed for the expenses it incurred (currently estimated at $150,000), during the period from January 1, 1996, through

     August 1, 1996, in development of the catalytic combustion and control systems for the KHI and PW FT4 gas turbines.

                (iii) At such time as the Company is successful in arranging external funding from third parties in excess of $1 million, CCSI shall be reimbursed for an additional $500,000 of the expenses it incurred during the period from January 1, 1996, through August 1, 1996, in development of catalytic combustion systems for the 1.5 MW KHI and PW FT4 gas turbines.

          (c) Any reimbursement pursuant to Section 6.7(a) and (b)(i) shall be treated as an expense of the Company and shall not be deemed to constitute a distributive share of Profits or a distribution or return of capital to any Member.

   6.8    RELIANCE BY THIRD PARTIES.

   Any Person dealing with the Company, the Board of Managers or any officer of the Company may rely upon a certificate signed by two or more officers of the Company as to:

          (a) the identity or any officer, member of the Board of Managers or Member hereof:

          (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the officer, the Board of Managers or in any other manner germane to the affairs of the Company;

          (c) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

          (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

     6.9 OUTSIDE BUSINESSES. Any Member or Affiliate thereof or member of the Board of Managers may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, shall not be deemed wrongful or improper. No Member of Affiliate thereof or member of the Board of Managers shall be obligated to present any particular business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof or member of the Board of Managers shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular business opportunity.

     6.10 SERVICES OF AFFILIATES.

          (a) In the event that the management of the Company retains any Member or its Affiliate to provide services to the Company, such services shall be provided on arms' length terms and at a cost to the Company not in excess of the fair market value of such services (i.e., the price at which such services would be provided by a third party).

          (b) Notwithstanding anything to the contrary in this Agreement, CCSI and WGC will each enter a services agreement with the Company in substantially the form attached hereto as Exhibit C (the "Services Agreement"), whereby the
                            ---------
Company may secure services to operate its business. These services shall be provided on the basis of the fully burdened cost of providing such services. The provider shall provide the Company an estimate of the costs of requested services in advance if the Company so requests. The Company shall have the right to use third party services or develop the capability to perform such services itself should it choose to do so.

          (c) Notwithstanding anything to the contrary in this Agreement, the Company shall buy all of its requirements for combustion systems from CCSI and all its requirements for control systems from WGC as provided in the supply agreement attached as Exhibit D (the "Supply Agreement").
                      ---------

   6.11   BUSINESS PLAN, BUDGET AND FINANCIAL REPORTS.

          (a) On an annual basis, the President of the Company shall prepare or cause to be prepared and present to the Board of Managers for its approval a business plan (the "Business Plan") for the upcoming Fiscal Year of the Company. Such Business Plan for the remainder of the 1996/1997 Fiscal Year shall be presented to the Board of Managers fifteen business days after the date of this Agreement. The Business Plan for each subsequent Fiscal Year shall be presented to the Board of Managers on or prior to August 31 of the year preceding such fiscal year.

          (b) Each Business Plan will include an annual budget (an "Annual Budget"), which will include monthly balance sheets and related income statements and cash flows for such year.

          (c) Within ten (10) business days of the beginning of each month, the President of the Company shall prepare or caused to be prepared and deliver to the Board of Managers (i) a balance sheet and related income statements and cash flows for the immediately preceding month and (ii) a year to date income statement and cash flows through and including the immediately preceding month. Such statements will include a comparison to the Annual Budget for such periods, as well as a comparison to the previous year (if such information is available).

          (d) The Company shall have its financial statements prepared in accordance with generally accepted accounting principles audited after the close of each fiscal year by an audit firm of national standing. Such firm may be the firm utilized by CCSI or WGC provided the other party does not object.

     6.12 CONFIDENTIALITY. The Members hereby acknowledge that the Company will be in possession of confidential information the improper use or disclosure of which could have a material adverse effect upon the Company or upon one or more Members.

          (a) The Members acknowledge and agree that all information provided to them by or on behalf of the Company or any Member concerning the business of the Company or any Member shall be deemed strictly confidential and shall not, without the prior consent of the Member whose confidential information is proposed to be disclosed, be (i) disclosed to any Person (other than a Member) or (ii) used by a Member other than for a Company purpose. The Members hereby consent to the disclosure by each Member of Company information to such Member's accountants, attorneys and similar advisors bound by a duty of confidentiality; moreover, the foregoing requirements of this Section 6.12(a) shall not apply to a Member with regard to any information that is currently or becomes: (i) required to be disclosed pursuant to applicable law (but only to the extent of such legal requirement); (ii) publicly known or available in the absence of any improper or unlawful action on the part of such Member; or (iii) independently developed or known or available to such Member other than through or on behalf of the Company or any Member (acting in its capacity as such).

          (b) Except that the Company and the Board of Managers may disclose any information to the extent necessary or convenient for the formation, operation, dissolution or liquidation of the Company, the Company and the Board of Managers shall similarly refrain from disclosing any confidential information furnished by a Member pursuant to Section 6.13.

     6.13 DISCLOSURES. Each Member shall furnish to the Company upon request any information with respect to such Member reasonably determined by the Board of Managers to be necessary or convenient for the formation, operation, dissolution or liquidation of the Company.

     6.14 TAX MATTERS PARTNER.

          (a) GENERAL. WGC is hereby designated the "Tax Matters Partner" of the Company within the meaning of Section 6231(a)(7) of the Code. Except to the extent specifically provided in the Code or the Treasury Regulations (or the laws of other relevant taxing jurisdictions), the Tax Matters Partner, acting with the approval of the Board of Managers, shall have the exclusive authority to act for or on behalf of the Company with regard to tax matters, including, without limitation, the authority to make (or decline to make ) any available tax elections.

          (b) NOTICE OF INCONSISTENT TREATMENT OF COMPANY ITEM. No Member shall file a notice with the United States Internal Revenue Service under
Section 6222(b) of the Code in connection with such Member's intention to treat an item on such Member's Federal income tax return in a manner which is inconsistent with the treatment of such item on the Company's Federal income tax return unless such Member has, not less than thirty (30) days prior to the filing of such notice, provided the Tax Matters Partner with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the Tax Matters Partner shall reasonably request.

          (c) NOTICE OF SETTLEMENT AGREEMENT. Any Member entering into a settlement agreement with the United States Department of the Treasury which concerns a Company item shall notify the Tax Matters Partner of such settlement agreement and its terms within sixty (60) days after the date thereof.

                      ----------------------------------

                                   SECTION 7

                        TRANSFERS OF COMPANY INTERESTS;
                            WITHDRAWALS AND REMOVALS

                      -----------------------------------


     7.1  GENERAL PROVISIONS REGARDING TRANSFERS.

          (a) No Transfer of all or any portion of an Interest in the Company shall be permitted unless such Transfer will not: (i) violate Federal or State securities laws or any other law, regulation or other governmental rule applicable to such Transfer; (ii) effect a termination of the Company under
Section 708 of the Code; (iii) cause the Company to be a "publicly traded partnership" within the meaning of Section 7704 of the Code or otherwise cause the Company to be taxable as a corporation for Federal income tax purposes; (iv) subject the Company or any Member to additional regulatory requirements under Federal, State, local or foreign law, compliance with which would subject the Company or such other Person to material expense or burden (unless each such affected Person consents to such Transfer); or (v) violate the terms of this Agreement.

          (b) No Member may sell, assign, transfer or otherwise dispose of more than eighty percent (80%) of its Interest without the prior written consent of a majority in interest of the other Members, which consent may be withheld in their sole and absolute discretion.

          (c) Prior to the fifth (5th) anniversary of this Agreement no Member may make a voluntary Transfer of its Interest to a third party. Subsequent to the fifth (5th) anniversary of this Agreement, but subject to Section 7.1(b), in the case of a voluntary Transfer to a third party, the transferring Member shall provide to the other Members notice that it wishes to make a Transfer of its Interest and the non-transferring Members shall have a right of first opportunity to buy such Interest at its Fair Market Value. Fair Market Value for purposes of this Section 7.1 shall be determined as follows. Each of the Members shall make an independent determination of the Company's fair market value. If the values so determined are within 10% of each other, the Fair Market Value shall be deemed to be the mean of the two values. If the difference in the values is greater than 10%, an independent third party of national standing, experienced in business valuations, and agreed to by the parties shall be retained to determine which of the values determined by the parties most closely approximates the Fair Market Value. The non-transferring Members will then have the option to purchase the Interest of the transferring Member at the Fair Market Value. Unless agreed to otherwise by the transferring Member, such payment must be made in cash. If the non-transferring Members do not arrange to acquire the Interest of the transferring Member within sixty (60) days of the final determination of the Company's Fair Market Value pursuant to this Section 7.1, then the non-transferring Members shall have a period of 120 days from the date of the notice of the non-transferring Member that it is not acquiring such Interest, to arrange for a third party to make such purchase at the Fair Market Value. If the non-transferring Members do not arrange to acquire the Interest of the transferring Members or arrange for a third party to make such purchase, then the transferring member shall have 120 days from the expiration of the 120 day period of the non-transferring Member to arrange for a third party to make such purchase at the Fair Market Value.

          (d)   Any attempted Transfer in violation of the terms of this
Agreement: (i) shall be null and void as against the Company and the other Members; and (ii) shall not be recognized or permitted by, or duly reflected in the official books and records of, the Company. The preceding sentence shall not be applied to prevent the Company from enforcing any rights it may have in respect of a transferee arising under this Agreement or otherwise (including, without limitation, any rights arising under Section 10.6). In the event of any Transfer or attempted Transfer of a Company interest in violation of this Agreement, without limiting any other rights of the Company, the non-transferring Members shall have the right, in their sole and absolute discretion, to require the withdrawal of the transferring Member (or its successor(s) in interest) from the Company.

          (e) In connection with each Transfer pursuant to this Section 7: (i) the transferor and transferee shall execute and deliver to the Company a written instrument of transfer in form and substance reasonably satisfactory to the Board of Managers; and (ii) the transferee shall execute and deliver to the Company a written instrument pursuant to which the transferee assumes all obligations of the transferor associated with the transferred interest and otherwise agrees to comply with the terms and provisions of this Agreement.

          (f) In the event that a Member Transfers (or proposes to Transfer) all or any portion of its interest in the Company, all reasonable legal and other out-of-pocket expenses incurred by the Company on account of the Transfer (or proposed Transfer) shall be paid by such Member. Following the effective date of any Transfer, the transferor and transferee shall be jointly and severally liable for all such expenses.

          (g) Except as otherwise specifically provided in this Agreement or with the consent of the Majority in Interest of the Members, all economic attributes of a transferor Member's interest in the Company (such as the Member's Capital Commitment, Capital Contribution and Capital Account balance) shall carry over to a transferee in proportion to the percentage of the interest so transferred.

     7.2  WITHDRAWAL BY A MEMBER.

          (a) Except as provided in this Section 7.2 or pursuant to the Transfer of a Member's entire interest to one or more Members or Substitute Members pursuant to this Section 7, a Member shall not withdraw all or any portion of its interest in the Company or otherwise cease to be a Member without the unanimous prior consent of the other Members, which consent may be withheld in such Members' sole and absolute discretion.

          (b) A Member may be required to withdraw from the Company as provided in Section 7.1(d).

          (c) The Bankruptcy, Dissolution or termination of a Member shall be deemed to be a non-permitted withdrawal of the Member unless the resulting Transfer of the Member's interest in the Company has been authorized in accordance with the provisions of this Section 7. If a Person would otherwise become an Assignee of all or a portion of a Member's interest pursuant to the non-permitted withdrawal of the Member or any other Transfer not expressly permitted in accordance with this Section 7, the Company may elect to: (i) disregard the Transfer for all purposes under this Agreement; (ii) treat the transferee as an Assignee; and/or (iii) pursue any available remedies in accordance with the provisions of Section 10.13. The withdrawal of a Member shall not give rise to any rights on the part of such Member or its successor(s) in interest to distributions or a return of capital other than as specifically provided in this Agreement.

     7.3 REMOVAL OF A MEMBER. Except as otherwise provided in this Agreement, a Member shall not be removed from the Company without its consent.

     7.4  STATUS OF ASSIGNEES.

          (a) The transferee of all or any portion of a Member's interest in the Company, unless previously admitted as a Member pursuant to this Agreement or admitted as a Substitute Member in accordance with this Section 7.4(a), shall be an Assignee subject to the provisions of this Section 7.4. Notwithstanding any provision of this Agreement to the contrary, an Assignee shall not be admitted as a Substitute Member without the consent of non-transferring Members holding a majority of the Units held by the non-transferring Members, which consent may be withheld in such non-transferring Members' sole and absolute discretion. For purposes of the preceding sentence, a Member shall be deemed to be the "transferor Member" of an Assignee's Units if the Assignee's interest in such Units has arisen in whole or in part by a direct or indirect assignment from such Member (including, without limitation, through the intervening assignment of another Assignee, but not through the intervening assignment of another Member).

          (b)   Notwithstanding any provision of this Agreement to the contrary:
(i) all rights and privileges associated with an Assignee interest in the Company shall be derived solely from the Member Interest of which such rights and privileges were previously a component part and (ii) no Assignee shall hold, by virtue of such Assignee's interest in the Company, any rights and privileges that were not specifically transferred to such Assignee by the prior holder of such interest.

          (c) Subject to Section 4.1(d), an Assignee that holds an interest in the Company shall be entitled to receive the allocations attributable to such interest pursuant to Section 4, to receive the distributions attributable to such interest pursuant to Sections 5 and 8, and to Transfer such interest in accordance with the terms of this Section 7. Notwithstanding the foregoing, the

Company and the Members shall incur no liability for allocations and distributions made in good faith to a transferor until a valid written instrument of assignment has been received by the Company and recorded on its books and the effective date of the assignment has passed.

          (d) An Assignee that holds an interest in the Company shall be responsible for any unpaid Capital Commitment, obligation to contribute services, and obligation to return distributions or make other payments to the Company associated with such interest; provided, however, that the transferor of such interest, if a Member, shall also continue to be responsible for the satisfaction of such Capital Commitment and other obligations until such time as a Substitute Member is admitted in respect of such interest. To the extent otherwise applicable to the interest in the Company that has been transferred to an Assignee, the Assignee shall be subject to, and bound by, all of the terms and provisions of this Agreement that inure to the benefit of the Company and/or other Members (including, without limitation, the provisions of this Agreement concerning penalties for breach of this Agreement, confidentiality of Company information, Transfers of Company interests, and resolution of disputes). The foregoing provisions of this Section 7.4(d) shall apply to any Assignee that becomes bound by this Agreement pursuant to Section 10.8 without regard to whether such Assignee has executed a written instrument of assignment as described in Section 7.4(c).

          (e) Solely to the extent necessary to give effect to the Assignee rights and obligations set forth in Sections 7.4(c) and (d), an Assignee shall be treated as a Member for purposes of this Agreement.

          (f) An Assignee shall not, solely by virtue of its status as such, hold any non-economic rights in respect of the Company. Without limiting the preceding sentence, an Assignee's interest in the Company shall not entitle such Assignee to participate in the management of the Company, vote on any Company matters or bind the Company under agreements with third parties. An Assignee shall not hold itself out as a Member in any forum or for any purpose; provided, however, that, to the extent necessary to maintain consistency with the Company's income tax returns, reports, and other filings, an Assignee shall take the position that it is a Member solely for income tax purposes.

          (g) Provided that none of the consequences described in Section 7.1(a) shall result, the Company may, at any time and in the sole and absolute discretion of the Majority in Interest of the Members, redeem (or cause the sale of) the Company interest of any Assignee for cash equal to the Fair Market
Value of such interest.

                      -----------------------------------

                                   SECTION 8

                          DISSOLUTION AND LIQUIDATION

                      -----------------------------------

     8.1 DISSOLVING EVENTS. The Company shall be dissolved upon the occurrence of any of the following events:

          (a) Issuance of an order by a court of competent jurisdiction requiring the dissolution of the Company;

          (b)   Failure of the Company to have at least two Members;

          (c)   Permanent cessation of the Company's business;

          (d) An election to dissolve the Company executed by the Majority in Interest of the Members; or

          (e) Any other event which results in a mandatory dissolution of the Company under the Act.

     8.2  WINDING UP OF THE COMPANY.

          (a) Upon dissolution of the Company, the Board of Managers shall promptly wind up the affairs of the Company in accordance with the provisions of this Section 8.2. In furtherance thereof, the Board of Managers shall: (i) have the power to bind the Company and (ii) be reimbursed for any reasonable out-of-pocket expenses on behalf of the Company. Following dissolution, the Company shall sell or otherwise dispose of assets determined by the Board of Managers to be unsuitable for distribution to the Members, but shall engage in no other business activities except as may be necessary, in the reasonable discretion of the Board of Managers, to preserve the value of the Company's assets during the period of dissolution and liquidation. In any event, the Board of Managers shall use its reasonable best efforts to prevent the period of dissolution and liquidation of the Company from extending beyond the date which is two years from the Company's date of dissolution.

          (b) Distributions to the Members in liquidation may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Board of Managers. Distributions in kind shall be valued at fair market value and shall be subject to such conditions and restrictions as may be necessary or advisable in the reasonable discretion of the Board of Managers to preserve the value of the property so distributed or to comply with applicable law.

          (c) The Profits and Losses of the Company during the period of dissolution and liquidation shall be allocated among the Members in accordance with the provisions of Section 4.1.

If any property is to be distributed in kind, the Capital Accounts of the Members shall be adjusted with regard to such property in accordance with the provisions of Section 4.1(e).

          (d) The assets of the Company (including, without limitation, proceeds from the sale or other disposition of any assets during the period of dissolution and liquidation) shall be applied as follows:

                (i) First, to repay any indebtedness of the Company, whether to third parties or the Members, in the order of priority required by law;

                (ii) Next, to any reserves which the Board of Managers reasonably deems necessary for contingent or unforeseen liabilities or obligations of the Company (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (iii), below); and

                (iii) Next, to the Members in proportion to their respective positive Capital Account balances (after taking into account all adjustments to the Members' Capital Accounts required under Section 8.2(c)).

                      -----------------------------------

                                   SECTION 9

                              LIABILITY PROVISIONS

                      -----------------------------------

     9.1 LIABILITY. Except as otherwise specifically provided in this Agreement, no Indemnified Person shall be liable for the return of any contributions made to the capital of the Company by the Members. In the absence of Material Misconduct (which misconduct shall have given rise to the matter at issue) on the part of an Indemnified Person, such Indemnified Person shall not be liable to the Company or the Members for any act or omission concerning the Company. An Indemnified Person shall not be liable to the Company or the Members for losses due to the fraud, bad faith, willful misconduct or negligence, whether of omission or commission, of any independent contractor, employee or other agent of the Company unless such Indemnified Person was or should have been directly involved with the selection, engagement or supervision of such Person and failed to exercise reasonable care in connection therewith.

     9.2  INDEMNIFICATION.

          (a) In the absence of Material Misconduct (which misconduct shall have given rise to the matter at issue) on the part of an Indemnified Person, the Company shall indemnify and hold such Indemnified Person harmless from and against any loss, expense, damage or injury suffered or sustained by such Indemnified Person by reason of any actual or threatened claim, demand, action, suit or proceeding (civil, criminal, administrative, or investigative) in which such Indemnified Person may be involved, as a party or otherwise, by reason of its actual or alleged management of, or involvement in, the affairs of the Company. This indemnification shall include, but not be limited to: (i) payment of reasonable attorneys fees and other expenses as incurred in investigating or settling any claim or threatened action (where, in the case of a settlement, such settlement is approved by the Board of Managers), or incurred in preparing for, or conducting a defense pursuant to, any proceeding up to and including a final non-appealable adjudication; (ii) payment of fines, damages or similar amounts required to be paid by an Indemnified Person; and (iii) the removal of liens affecting the property of an Indemnified Person.

          (b)   Indemnification payments shall be made pursuant to this Section
9.2 only to the extent that the Indemnified Person is not entitled to receive (or will not in any event receive) from a third party equal or greater indemnification payments in respect of the same loss, expense, damage or injury.

          (c)   If a Person receives an indemnification payment pursuant to this
Section 9.2 and it is subsequently determined that such Person was not entitled to receive such payment (whether by virtue of such Person's Material Misconduct or otherwise), such Person shall return such payment to the Company promptly upon demand therefor by any Member.

          (d) Notwithstanding the foregoing provisions of this Section 9.2, the Company shall be under no obligation to indemnify an Indemnified Person from and against any reduction in the value of such Person's interest in the Company that is attributable to losses, expenses, damages or injuries suffered by the Company or to any other decline in the value of the Company's assets.

          (e) The indemnification provided by this Section 9.2 shall not be deemed to be exclusive of any other rights to which any Indemnified Person may be entitled under any agreement, as a matter of law, in equity or otherwise.

                      -----------------------------------

                                  SECTION 10

                              GENERAL PROVISIONS

                      -----------------------------------

     10.1 STATUS UNDER THE ACT. This Agreement is the "operating agreement" of the Company within the meaning of Section 18-101(7) of the Act.

     10.2 ENTIRE AGREEMENT. This Agreement contains the entire understanding among the Members and supersedes any prior written or oral agreement between them respecting the Company. There are no representations, agreements, arrangements, or understandings, oral or written, among the Members relating to the Company which are not fully expressed in this Agreement.

     10.3 AMENDMENTS.

          (a) Except as otherwise provided in this Section 10.3, this Agreement may be amended only through a written amendment executed by Members holding a majority of the outstanding Units.

          (b) An amendment to any provision of this Agreement that calls for a higher level of approval of the Members or the approval of certain specified Members shall require the same form of approval as is set forth in such provision.

          (c) Notwithstanding the foregoing provisions of this Section 10.3, the Board of Managers may, without the consent of the other Members, amend this Agreement in any manner determined by the Board of Managers to be necessary or convenient to reflect the admission of an Additional Member, comply with applicable law, supply a missing term or provision, or resolve an ambiguity in the existing terms and provisions of this Agreement. The Board of Managers shall not have the authority under this Section 10.3(c) to amend this Agreement in a manner that is materially adverse to any Member; provided, however, that a Member's right to object to an amendment pursuant to this Section 10.3(c) on the grounds that such amendment is materially adverse to such Member shall expire at the Close of Business on the 30th day following notice to such Member of such amendment.

          (d) Each Member shall be promptly notified of any amendment to this Agreement made pursuant to this Section 10.3.

     10.4 GOVERNING LAW. All questions with respect to the interpretation of this Agreement and the rights and liabilities of the Members shall be governed by the laws of the State of Delaware as they are applied to contracts entered into and wholly performed upon in Delaware solely by residents of Delaware. To the extent permitted by the Act and other applicable law, the provisions of this Agreement governing the rights and obligations of the Members shall supersede any contrary provisions of the Act or other applicable law.

     10.5 SEVERABILITY. In the event that any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

     10.6 COUNTERPARTS; BINDING UPON MEMBERS AND ASSIGNEES. This Agreement may be executed in any number of counterparts and, when so executed, all of such counterparts shall constitute a single instrument binding upon all parties notwithstanding the fact that all parties are not a signatory to the original or to the same counterpart. In addition, to the maximum extent permitted by applicable law, a Person shall become bound in accordance with the terms of this Agreement as an Assignee or Member if such Person (or a representative authorized by such Person orally, in writing or by other action such as payment for an interest in the Company) executes any other writing evidencing the intent of such Person to become a Member or Assignee or if such Person or representative complies with the conditions for becoming a Member or Assignee as set forth in this

Agreement or any other writing and requests (orally, in writing or by other action such as payment for an interest in the Company or acceptance of distributions from the Company) that the records of the Company reflect such admission or assignment.

     10.7 SURVIVAL OF RIGHTS. Except as otherwise specifically set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of and be binding upon each Member and Assignee and such Member's or Assignee's heirs, devises, legatees, personal representatives, successors, and assigns.

     10.8 SURVIVAL OF OBLIGATIONS. The following obligations of the Members shall survive the dissolution and termination of the Company:

          (a) The obligation to maintain the confidentiality of another Member's information pursuant to Section 6.12;

          (b) The obligation to return certain indemnification payments as set forth in Section 9.2(c); and

          (c)   Any obligation arising from a breach of this Agreement.

     10.9 NO THIRD PARTY BENEFICIARIES. Except as otherwise provided in Section 10.6, the provisions of this Agreement are not intended to be for the benefit of or enforceable by any third party. Without limiting the foregoing, no third party shall have any right to (i) enforce or demand enforcement of a Member's Capital Commitment, obligation to return distributions, or obligation to make other payments to the Company as set forth in this Agreement or (ii) demand that the Company issue any capital call.

     10.10 NOTICES. Any notice required or permitted to be given under this Agreement or applicable law shall be in writing.

           (a) NOTICE TO MEMBERS. Notice to a Member shall be deemed duly given: (i) when personally delivered to such Member; (ii) at the Close of Business on the third day after being deposited in the United States mail, registered or certified, postage prepaid and addressed to the address set forth on Exhibit A for such Member, or to any other address of which the Company is notified by such Member in writing; (iii) at the Close of Business on the first day after being deposited in the United States with a nationally recognized overnight delivery service, with delivery charges prepaid and addressed as provided in the preceding clause; or (iv) when actually received by such Member via public or private mail, telecopy, telex or telegram.

           (b) NOTICE TO THE COMPANY. Notice to the Company shall be deemed duly given or when actually received at the Principal Office, in accordance with the same procedures set forth in Section 10.10(a).

     10.11 PARTNERSHIP FOR TAX PURPOSES ONLY. As set forth in Section 2.1, the Members hereby form the Company as a limited liability company under the Act. The Members expressly do not intend hereby to form a partnership even though the Company may be treated as a partnership solely for tax purposes.

     10.12 AVOIDANCE OF PUBLICLY TRADED PARTNERSHIP STATUS.

           (a) Except to the extent otherwise approved by the Members, each Member hereby represents that at least one of the following statements with respect to such Member is true and will continue to be true throughout the period during which such Member holds an interest in the Company:

                (i) Such Member is not a partnership, grantor trust or S corporation for Federal income tax purposes;

                (ii) With regard to each Beneficial Owner of such Member, the principal purposes for the establishment and/or use of such Member do not include avoidance of the 100 partner limitation set forth in Treasury Regulation
Section 1.7704-1(h)(1)(ii); or

                (iii) With regard to each Beneficial Owner of such Member, not more than seventy-five percent (75%) of the value of such Beneficial Owner's interest in such Member is attributable to such Member's interest in the Company.

                 (iv)   In the event that a Member's representation pursuant to
Section 10.12(a) shall at any time fail to be true, such Member shall promptly (and in any event within 10 days) notify the Board of Managers of such fact and shall promptly thereafter deliver to the Board of Managers any information regarding such Member and its Beneficial Owners reasonably requested by counsel to the Company for purposes of determining the number of the Company's "partners" within the meaning of Treasury Regulation Section 1.7704-1(h).

                 (v) A Member that, with the approval of the Board of Managers, is not required to make the full representation set forth in Section 10.12(a) shall promptly deliver to the Board of Managers any information regarding such Member and its Beneficial Owners reasonably requested by counsel to the Company for purposes of determining the number of the Company's "partners" within the meaning of Treasury Regulation Section 1.7704-1(h) and shall promptly (and in any event within ten (10) days) notify the Board of Managers of any change in the status of such Member or its Beneficial Owners that may be relevant to such determination.

                 (vi) Each Member hereby acknowledges that the Board of Managers will rely upon such Member's representations, notices and other information as set forth in this Section 10.12 for purposes of determining whether proposed Transfers of Company interests may cause the Company to be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code and that failure by a Member to satisfy its obligations under this

Section 10.12 may cause the Company to be treated as a corporation for Federal, State and local tax purposes.

     10.13 DISPUTE RESOLUTION.

           (a) The potential for disputes between the parties is to be minimized through continuing communication on developments in the Company programs at the working level and periodic Board of Managers meetings. To the extent disputes develop which can not be resolved at the working level, any Member may give written notice to the other Members invoking the dispute resolution procedures as provided in this Section 10.13.

           (b) Within ten (10) working days of written notice invoking dispute resolution procedures pursuant to this Section 10.13, each of the parties shall name a designated representative to resolve the dispute. Such designated representatives shall negotiate in good faith for ten (10) working days to resolve the dispute. If such designated representatives are unable to resolve the dispute, then within ten (10) additional working days the parties shall submit the matter to binding arbitration.

           (c)  Any dispute or claim submitted to arbitration pursuant to this
Section 10.13, shall be settled in accordance with the rules of the American Arbitration Association by a panel of three (3) arbitrators, and judgment upon an award arising in connection therewith will be binding on the parties without right of appeal and may be entered in any court of competent jurisdiction.

           (d) To the extent permitted by applicable law, any arbitration, mediation, court action, or other adjudicative proceeding arising out of or relating to this Agreement shall be held in Santa Clara County, California if initiated by WGC and in Denver, Colorado if initiated by CCSI or, if such proceeding cannot be lawfully held in such location, as near thereto as applicable law permits.

           (e) The prevailing party or parties in any arbitration, mediation, court action, or other adjudicative proceeding arising out of or relating to this Agreement shall be reimbursed by the party or parties who do not prevail for their reasonable attorneys, accountants and experts fees and for the costs of such proceeding. In the event that two or more parties are deemed liable for a specific amount payable or reimbursable under this Section 10.13(e), such parties shall be jointly and severally liable therefor.

     10.14 PENALTY PROVISIONS. Each Member hereby acknowledges that certain provisions of this Agreement (including without limitation Sections 3.6 and 7.1(d)) provide for specified penalties in the event of a breach of this Agreement by a Member. Each Member hereby agrees that the penalty provisions of this Agreement are fair and reasonable and, in light of the difficulty of determining actual damages, represent a prior agreement among the Members as to appropriate liquidated damages.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              Catalytica Combustion Systems, Inc.


                              By:   /s/ LAWRENCE W. BRISCOE
                                    -----------------------

                              Its:  Chief Financial Officer
                                    -----------------------



                              Woodward Governor Company


                              By:   /s/ STEPHEN P. CARTER
                                    ---------------------

                              Its:  Vice President and Treasurer
                                    ----------------------------

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              Catalytica Combustion Systems, Inc.


                              By: ________________________________________

                              Its: _______________________________________



                              Woodward Governor Company


                              By: ________________________________________

                              Its: _______________________________________

                                   EXHIBIT A

                              SCHEDULE OF MEMBERS

Name and Contact Information                Capital Commitment                 Units
----------------------------                ------------------                 -----

Catalytic Combustion Systems, Inc.          $2 million and delivery of an       50,000
430 Ferguson Drive                          exclusive license as provided in
Mountain View, California 94043             Exhibit B-1
Attn:  Lawrence W. Briscoe
       Chief Financial Officer
Telephone:  (415) 960-3000
Facsimile:  (415) 968-7129

Woodward Governor Company                   $8 million and delivery of an       50,000
5001 North Second Street                    exclusive license as provided in
Rockford, IL  61111                         Exhibit B-2
Attn: Stephen P. Carter
      Vice President and Treasurer
Telephone:  (815) 639-6800
Facsimile:  (815) 636-6018
